FS Investment Corporation 8-K

Exhibit 99.1

FOR IMMEDIATE RELEASE

FS Investment Corporation Announces Two Regular Cash Distributions to be Paid in January

PHILADELPHIA, January 18, 2011 – On January 13, 2011, the Board of Directors (the “Board”) of FS Investment Corporation (“FSIC”) declared two regular semi-monthly cash distributions of $0.032156 per share each, which will be paid in January.

Both of the regular semi-monthly cash distributions of $0.032156 per share (an annualized rate of 7.25% based on FSIC’s current public offering price of $10.65 per share) will be paid on January 31, 2011, the first to stockholders of record on January 14, 2011 and the second to stockholders of record on January 28, 2011.

“In 2010, we were able to distribute over $0.87 per share in regular and special cash distributions to our stockholders,” commented Chairman and Chief Executive Officer of FSIC, Michael C. Forman.  “As part of our primary focus on providing current income to our investors, we will work to do more of the same in 2011.”

Guidance Regarding Public Offering Price
If FSIC’s strong portfolio performance continues, FSIC’s net asset value per share may exceed FSIC’s net offering price.  In such case, the Board may increase the per share offering price of its common stock for its future semi-monthly closings, including for its semi-monthly closing scheduled for February 1, 2011.  As previously announced on January 3, 2011, the Board expects that, if adjusted, the per share offering price will be between $10.65 and $11.00 per share.  The Board has not yet determined that an adjustment to its current offering price of $10.65 per share will be necessary.  FSIC will announce any change in its current offering price and will update this guidance should its anticipated public offering price move outside of this range.

About FS Investment Corporation
FSIC, an investment fund sponsored by Franklin Square Capital Partners (“Franklin Square”), is a publicly registered, non-traded business development company (“BDC”).  A BDC such as FSIC is a type of investment fund that enables investors, including non-accredited investors (subject to certain state-specific suitability standards), to access the private debt asset class.  FSIC focuses primarily on investing in the debt securities of private companies throughout the United States, with the investment objectives of generating current income and, to a lesser extent, long-term capital appreciation for its investors.  FSIC is managed by FB Income Advisor, LLC and is sub-advised by GSO / Blackstone Debt Funds Management LLC, an affiliate of GSO Capital Partners LP (“GSO”).  GSO, with over $29.6 billion in assets under management together with its affiliates as of September 30, 2010, is the global credit platform of The Blackstone Group L.P.  For more information, please visit www.fsinvestmentcorp.com.

About Franklin Square Capital Partners
Franklin Square is a national distributor and sponsor of alternative investment products structured for the mainstream investor.  Founded in 2007 by an experienced group of alternative investment industry professionals, Franklin Square’s goal is to bring the benefits of an institutional-class investment portfolio to investors through exposure to innovative alternative investment products managed by what it deems to be best-in-class alternative asset managers.  Franklin Square believes that institutional investment portfolios, with their access to the strong return potential and diversifying power of alternative assets, are better-suited to manage risk and generate above-market returns than their traditional counterparts.  Franklin Square distributes its sponsored financial products to the broker-dealer community through its affiliated wholesaling broker-dealer, FS2 Capital Partners, LLC.  For more information, please visit www.franklinsquare.com.

Certain Information About Distributions
The determination of the tax attributes of FSIC’s distributions is made annually as of the end of FSIC’s fiscal year based upon its taxable income and distributions paid, in each case, for the full year.  Therefore, a determination as to the tax attributes of the distributions made on a quarterly basis may not be representative of the actual tax attributes for a full year.  FSIC intends to update stockholders quarterly with an estimated percentage of its distributions that resulted from taxable ordinary income.  The actual tax characteristics of distributions to stockholders will be reported to stockholders annually on a Form 1099-DIV.

The payment of future distributions on FSIC’s common stock, including special distributions, is subject to the discretion of the Board and applicable legal restrictions, and therefore, there can be no assurance as to the amount or timing of any such future distributions.

Forward-Looking Statements
This announcement may contain certain forward-looking statements, including statements with regard to the future performance of FSIC.  Words such as "believes," "expects," "projects," and "future" or similar expressions are intended to identify forward-looking statements.  These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions.  Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and some of these factors are enumerated in the filings FSIC makes with the Securities and Exchange Commission.  FSIC undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.